Exhibit 4.3

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as amended, modified, supplemented or restated and in effect from time to time, this “Agreement”), dated as of June 4, 2014, by and among Sanmina Corporation, a Delaware corporation (the “Issuer”), the Notes Guarantors from time to time party hereto (the “Notes Guarantors” and together with the Issuer, each a “Grantor” and collectively, the “Grantors”), U.S. Bank National Association, in its capacity as notes collateral agent pursuant to the Indenture (as hereinafter defined) (in such capacity and together with any successors in such capacity, the “Notes Collateral Agent”) for its own benefit and the benefit of the other Secured Parties, and each Additional Pari Passu Agent from time to time party hereto.

WITNESSETH:

WHEREAS, reference is made to that certain Indenture, dated as of June 4, 2014 (as amended, modified, supplemented or restated and in effect from time to time, the “Indenture”, which term shall also include and refer to any additional issuance of notes under the Indenture) by and between, the Issuer, each Notes Guarantor, U.S. Bank National Association, as trustee (together with its successors in such capacity, the “Trustee”) and the Notes Collateral Agent pursuant to which the Issuer is issuing $375,000,000 aggregate principal amount of its 4.375% Senior Secured Notes due 2019 (together with any additional notes issued under the Indenture, the “Senior Secured Notes”).

WHEREAS, pursuant to the Indenture the Holders have appointed the Notes Collateral Agent to act as its agent hereunder and the Notes Collateral Agent has accepted such appointment;

WHEREAS, it is a condition to the issuance of the Senior Secured Notes that each Grantor executes and delivers the applicable Security Documents, including this Agreement;

WHEREAS, from time to time after the date hereof, the Issuer may, subject to the terms and conditions of the Indenture and the Security Documents, incur Pari Passu Lien Obligations (including Additional Notes issued under the Indenture) that the Issuer desires to secure by the Collateral on a pari passu basis with the Senior Secured Notes as further provided herein;

WHEREAS, this Agreement is made by the Grantors in favor of the Notes Collateral Agent for the benefit of the Secured Parties to secure the payment and performance in full when due of the Secured Obligations;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantors and the Notes Collateral Agent, on its own behalf and on behalf of the other Secured Parties (and each of their respective successors or permitted assigns), hereby agree as follows:

ARTICLE 1

Definitions

SECTION 1.01                        Generally.  All references herein to the UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of the Security Interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.02                        Definition of Certain Terms Used Herein.  Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.  In addition, as used herein, the following terms shall have the following meanings:

“ABL Obligations” shall have the meaning given that term in the Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning given that term in the Intercreditor Agreement.

“Accessions” shall have the meaning given that term in the UCC.

“Account Debtor” shall have the meaning given that term in the UCC.

“Account(s)” shall mean “accounts”, as defined in the UCC, and shall also mean a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, or (iii) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Additional Pari Passu Agent” shall mean the Person authorized or appointed to act as trustee, agent or representative for the holders of Pari Passu Lien Obligations pursuant to any Additional Pari Passu Agreement.

“Additional Pari Passu Agreement” shall mean the indenture, credit agreement or any other agreement under which any Pari Passu Lien Obligations are incurred, and any notes or other instruments representing such Pari Passu Lien Obligations.

“Additional Pari Passu Joinder Agreement” shall mean an agreement substantially in the form of Exhibit G.

“Bankruptcy Code” shall mean the Bankruptcy Code of the United States.

“Blue Sky Laws” shall have the meaning assigned to such term in Section 6.01 of this Agreement.

“Chattel Paper” shall have the meaning given that term in the UCC.

“Collateral” shall mean all personal property and fixtures of each Grantor, including, without limitation:  all (a) Accounts, (b) Chattel Paper, (c) Commercial Tort Claims, (d) Deposit Accounts, (e) Documents, (f) Equipment, (g) Fixtures, (h) General Intangibles (including Payment Intangibles), (i) Goods, (j) Instruments, (k) Inventory, (l) Investment Property, (m) Software, (n) letters of credit, Letter-of-Credit Rights and Supporting Obligations, (o) money, policies and certificates of insurance, deposits, cash, or other property, (p) all books, records, and information relating to any of the foregoing ((a) through (o)) and/or to the operation of any Grantor’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded and maintained (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records), (q) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing (including Stock Rights and proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any of the foregoing ((a) through (p)) or otherwise), (r) all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (q)), including the right of stoppage in transit, and (s) any of the foregoing, whether now owned or now due, or in which any Grantor has an interest, or hereafter acquired, arising, or to become due, or in which any Grantor obtains an interest, and all products, Proceeds, substitutions, and Accessions of or to any of the foregoing; provided, however, that the Collateral shall not include the following (the “Excluded Assets”):  (1) (w) any interests in real property held by a Grantor as a lessee under a lease, (x) any owned real property that has an individual fair market value, as reasonably determined by the Grantors, in an amount less than $5.0 million, (y) the Office Campus for so long as it is excluded pursuant to clause (7) below and (z) the Grantors’ real property located at either location in Derry, New Hampshire and the single location in Garland, Texas on the Issue Date for so long as such properties are classified by the Issuer as “held for sale”; (2) any lease, license, permit, contract or agreement to which a Grantor is party if the grant of security interest therein to the Notes Collateral Agent shall constitute or result in a breach, termination or default under such lease, license, permit, contract or agreement, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; (3) any intent to use trademark application filed pursuant to Section 1(b) of the Lanham Act to the extent and until a statement of use or amendment to allege use is filed in connection therewith and accepted by the PTO and only if inclusion of such intent to use application in the Collateral prior to such time would result in the cancellation or invalidation of the alleged trademark; (4) in each case, except to the extent pledged to secure any ABL Obligations of a Grantor, (i) any voting Equity Interests representing more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary or Foreign Subsidiary Holding Company and (ii) any Equity Interests in Sanmina-SCI Australia Holdings Pty Ltd.; (5) any motor vehicles and other assets subject to certificates of title; (6) assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable laws (including any legally effective requirement to obtain the consent of any governmental authority) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; and (7) any specific assets that are subject to a Lien permitted by clause (b), (f), (g), (j), (n), (o) (solely in case of cash and Cash Equivalents pledged as cash collateral for any Hedging Obligations), (p), (q) (t) or (u) or, to the extent representing a Refinancing of any of the foregoing, (l) of the definition of “Permitted Liens” under the Indenture to the extent that a Lien on such assets to secure the Secured Obligations is prohibited by or requires consent under the documentation relating to the obligations secured by such Lien.

“Commercial Tort Claims” shall have the meaning given that term in the UCC and shall include, without limitation, the Commercial Tort Claims listed on Schedule 2 (as such schedule may be supplemented from time in accordance with Section 3.08).

“Commodity Account” shall have the meaning given that term in the UCC.

“Company” shall mean Sanmina Corporation, a Delaware corporation.

“Control” shall have the meaning given that term in the UCC.

“Copyright Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right under any Copyright.

“Copyright Office” shall mean the United States Copyright Office or any other federal governmental agency which may hereafter perform its functions.

“Copyrights” shall mean all copyrights and like protections in each work of authorship or derivative work thereof, whether registered or unregistered and whether published or unpublished, including, without limitation, the copyright registrations and copyright applications listed on Exhibit A annexed hereto and made a part hereof, together with all registrations and recordings thereof and all applications in connection therewith.

“Deposit Account” shall have the meaning given that term in the UCC and shall also include all demand, time, savings, passbook, or similar accounts maintained with a bank or other financial institution.

“Deposit Account Control Agreement” means an agreement reasonably satisfactory to the Notes Collateral Agent (provided that an agreement that exposes the Notes Collateral Agent to individual liability cannot be reasonably satisfactory to the Notes Collateral Agent) among any Grantor, a banking institution holding such Grantor’s funds, and the Notes Collateral Agent with respect to collection and control (subject to the Intercreditor Agreement) of all deposits and balances held in a deposit account maintained by any Grantor with such banking institution granting control over such deposit accounts to the Notes Collateral Agent.

“Discharge of ABL Obligations” shall have the meaning given that term in the Intercreditor Agreement.

“Discharge of Notes Obligations and Pari Passu Lien Obligations” shall have the meaning given that term in the Intercreditor Agreement.

“Documents” shall have the meaning given that term in the UCC.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“Equipment” shall mean “equipment,” as defined in the UCC, and shall also mean all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Grantor’s business, and any and all Accessions or additions thereto, and substitutions therefor.

“Event of Default” shall mean, collectively, any “Event of Default” as defined in the Indenture or as defined in any Additional Pari Passu Agreement.

“Excluded Assets” shall have the meaning given that term in the definition of “Collateral”.

“Excluded Deposit Account” means, collectively, all Deposit Accounts established or held (including sub-accounts) for the exclusive purpose of funding payroll, payroll or employment taxes or employee benefits, or a “zero balance account” or an account containing not more than the Dollar Equivalent of $10,000 at any time unless such a Deposit Account is subject to a control agreement for the benefit of the ABL Agent.

“Financing Statement” shall have the meaning given that term in the UCC.

“Fixtures” shall have the meaning given that term in the UCC.

“General Intangibles” shall have the meaning given that term in the UCC, and shall also include, without limitation, all:  Payment Intangibles; rights to payment for credit extended; deposits; amounts due to any Grantor; credit memoranda in favor of any Grantor; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; rights to collect payments under any settlement or other agreement; rights of admission; licenses; franchises; rental contracts, including all rights of any Grantor to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; and IP Collateral.

“Goods” shall have the meaning given that term in the UCC.

“Grantors” shall have the meaning assigned to such term in the preamble of this Agreement.

“Indenture” shall have the meaning assigned to such term in the recitals of this Agreement.

“Instruments” shall have the meaning given that term in the UCC.

“Intellectual Property” shall mean all worldwide rights in and to the following: Patents, Copyrights, Trademarks, Licenses, trade secrets, know-how, technology, inventions (whether patent or not), rights in software, databases and data and other proprietary information, industrial design applications and registered industrial designs, and all other forms of intellectual property throughout the world.

“Inventory” shall have the meaning given that term in the UCC, and shall also include, without limitation, all:  (a) Goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment Property” shall have the meaning given that term in the UCC.

“IP Collateral” shall mean all Copyrights, Patents, Trademarks, and all other Intellectual Property, all Licenses and all income, royalties, damages and payments now hereafter due and/or payable under and with respect to any of the foregoing, the right to sue for past, present and future infringements, misappropriations and dilutions of any of the foregoing, and all of the Grantors’ rights therein throughout the world.

“Issue Date” shall mean June 4, 2014.

“Letter-of-Credit Rights” shall have the meaning given that term in the UCC.

“Licenses” shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses, and any other license of Intellectual Property providing for the grant by or to any Grantor of any right to use Intellectual Property as such term is defined herein.

“Material Adverse Effect” shall mean any event, facts, or circumstances, which has a material adverse effect on (i) the business, assets, or financial condition of the Grantors and their subsidiaries taken as a whole or (ii) the validity or enforceability of this Agreement or the other Security Documents, taken as a whole, or the rights or remedies of the Secured Parties hereunder or thereunder, taken as a whole.

“Material Real Property” shall mean each owned real property of a Grantor that has an individual fair market value, as reasonably determined by the Grantors, in an amount equal to or greater than $5.0 million; provided that Material Real Property shall not include (x) the Office Campus for so long as it is are subject to a Lien permitted by clause (b), (f), (g), (j), (n), (o) (solely in case of cash and Cash Equivalents pledged as cash collateral for any Hedging Obligations), (p), (q) (t) or (u) or, to the extent representing a Refinancing of any of the foregoing, (l) of the definition of “Permitted Liens” under the Indenture to the extent that a Lien on such assets to secure the Secured Obligations is prohibited by or requires consent under the documentation relating to the obligations secured by such Lien, or (y) the Grantors’ real property located at either location in Derry, New Hampshire and the single location in Garland, Texas on the Issue Date for so long as such properties are classified by the Issuer as “held for sale”.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Material Real Property in favor of the Notes Collateral Agent securing the Secured Obligations, which shall be in form reasonably satisfactory to the Notes Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Notes Collateral Agent” shall have the meaning assigned to such term in the preamble of this Agreement.

“Notes Collateral Agent’s Rights and Remedies” shall have the meaning assigned to such term in Section 8.08.

“Notes Guarantors” shall have the meaning assigned to such term in the preamble of this Agreement.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right under any Patent.

“Patents” shall mean all patents and applications for patents, and the inventions, discoveries, designs and improvements therein disclosed or claimed, and any and all divisions, reissues and continuations, continuations-in-part, extensions, and reexaminations of said patents including, without limitation, the patents and patent applications listed on Exhibit B annexed hereto and made a part hereof.

“Payment Intangible” shall have the meaning given that term in the UCC and shall also mean any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Perfection Certificate” means that certain perfection certificate to be executed and delivered by the Issuer to the Notes Collateral Agent in connection with the execution and delivery of the Indenture, to be dated on or about the Issue Date, as such perfection certificate may be supplemented from time to time in accordance with the terms hereof.

“Permitted Liens” shall mean Liens that (a) are Permitted Liens and (b) are permitted to be incurred under each Additional Pari Passu Agreement then in effect.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors, whether or not physically delivered to the Notes Collateral Agent pursuant to this Agreement.

“Proceeds” shall mean “proceeds,” as defined in the UCC, and shall also include each type of property described in the definition of Collateral.

“PTO” shall mean the United States Patent and Trademark Office or any other federal governmental agency which may hereafter perform its functions.

“Purchase Agreement” shall mean that certain Purchase Agreement dated as of May 20, 2014 by and among the Company, the Notes Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the other several Initial Purchasers named in Schedule A thereto.

“Responsible Officer” shall mean any officer of Notes Collateral Agent with direct responsibility for the administration of the Indenture and this Agreement and also means, with respect to a particular corporate trust matter related to the Indenture or this Agreement, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Secured Obligations” shall mean, collectively, any principal, premium, interest (including any interest and fees accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest or fees is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under any of (i) the Indenture, the Senior Secured Notes (other than any Additional Notes except to the extent constituting Pari Passu Lien Obligations), the Notes Guarantees and the Security Documents and (ii) any Additional Pari Passu Agreement and other documentation relating to any Pari Passu Lien Obligations; provided that no obligations in respect of Pari Passu Lien Obligations (other than Additional Notes) shall constitute “Secured Obligations” unless the Additional Pari Passu Agent for the holders of such Pari Passu Lien Obligations has executed an Additional Pari Passu Joinder Agreement and the Company has designated such obligations as Pari Passu Lien Obligations for purposes of this Agreement.

“Secured Parties” shall mean the collective reference to the Holders, the Trustee and the Notes Collateral Agent, each Additional Pari Passu Agent and any other holders of Secured Obligations.

“Securities Act” shall have the meaning assigned to such term in Section 6.01 of this Agreement.

“Security” shall have the meaning given that term in the UCC.

“Security Interest” shall have the meaning assigned to such term in Section 2.01 of this Agreement.

“Software” shall have the meaning given that term in the UCC.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Equity Interest.

“Supporting Obligation” shall have the meaning given that term in the UCC and shall also refer to a secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Trademark Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right under any Trademark.

“Trademarks” shall mean all trademarks, trade names, corporate names, company names, Internet domain names, business names, fictitious business names, trade dress, trade styles, service marks, brand names, designs, logos and other source or business identifiers, whether registered or unregistered, including, without limitation, the trademark registrations and trademark applications listed on Exhibit C annexed hereto and made a part hereof, together with all registrations thereof, all applications in connection therewith, all renewals or extensions thereof and all goodwill of the business connected with, and symbolized by, any of the foregoing.

“Trustee” shall have the meaning assigned to such term in the recitals of this Agreement.

SECTION 1.03                        Rules of Construction.  The rules of construction specified in Section 101 of the Indenture shall be applicable to this Agreement.

ARTICLE 2

Grant of Security Interest

SECTION 2.01                        Security Interest.

(a)                                 As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Notes Collateral Agent, its successors and permitted assigns, for its own benefit and the benefit of the other Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the Collateral whether now existing or hereafter arising (the “Security Interest”).  Without limiting the foregoing, each Grantor hereby designates the Notes Collateral Agent as such Grantor’s true and lawful attorney, exercisable by the Notes Collateral Agent whether or not an Event of Default exists, with full power of substitution, at the Notes Collateral Agent’s option, to file or cause to be filed one or more Financing Statements, continuation statements, or to sign other documents for the purpose of perfecting, confirming, continuing, or protecting the Security Interest granted by each Grantor, without the signature of any Grantor (each Grantor hereby appointing the Notes Collateral Agent as such Person’s attorney to sign such Person’s name to any such instrument or document, whether or not an Event of Default exists), and naming any Grantor or the Grantors, as debtors, and the Notes Collateral Agent, as secured party.  Any such financing statement may indicate the Collateral as “all assets of the Grantor”, “all personal property of the debtor” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC.  Anything to the contrary herein notwithstanding, the Notes Collateral Agent shall not be required to make any filings of Financing Statements, filings with the PTO, the Copyright Office or otherwise.

(b)                                 Each Grantor agrees that, in the event any Grantor, pursuant to any ABL Facility, takes any action to grant or perfect a Lien in favor of the ABL Agent in any Collateral, such Grantor shall also take such action to grant or perfect a Lien (subject to the Intercreditor Agreement and including the granting of “control” (as defined in the UCC) over any Deposit Accounts or Securities Accounts ) in favor of the Notes Collateral Agent to secure the Secured Obligations without request of the Notes Collateral Agent, including with respect to any property and real property in which the ABL Agent directs a Grantor to grant or perfect a Lien or take such other action under any ABL Facility.

SECTION 2.02                        No Assumption of Liability.  The Security Interest is granted as security only and shall not subject the Notes Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

ARTICLE 3

Representations and Warranties

The Grantors jointly and severally represent and warrant to the Notes Collateral Agent and the other Secured Parties that:

SECTION 3.01                        Title and Authority.  Each Grantor has good and valid rights in, and title to, the Collateral with respect to which it has purported to grant a Security Interest or Lien under the Security Documents and has full power and authority to grant to the Notes Collateral Agent the Security Interest and/or Lien in such Collateral pursuant to the Security Documents and to execute, deliver and perform its obligations in accordance with the terms of the Security Documents, without the consent or approval of any other Person, other than any consent or approval which has been obtained.

SECTION 3.02                        [Reserved]

SECTION 3.03                        Filings.  UCC Financing Statements in each Grantor’s jurisdiction of organization and other appropriate filings, recordings or registrations with the PTO and the Copyright Office containing a description of the Collateral have been or will be timely filed by the Grantors to protect the validity of and to establish a legal, valid and perfected security interest and/or Lien in favor of the Notes Collateral Agent (for its own benefit and the benefit of the other Secured Parties) in respect of all Collateral in which the Security Interest and/or Liens may be perfected by such filing, recording or registration and no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary in respect of such UCC Financing Statements or filing with the PTO or the Copyright Office, except as provided under applicable law with respect to the filing of continuation statements or as a result of any change in a Grantor’s name or jurisdiction of incorporation or formation or under any other circumstances under which, pursuant to the UCC, filings previously made have become misleading or ineffective in whole or in part, or filings with the PTO or the Copyright Office in respect of IP Collateral acquired after the date hereof which filings are required hereunder to be made by Grantors.

SECTION 3.04                        Validity and Priority of Security Interest.  The Security Interest constitutes (a) a legal and valid security interest in all of the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the making of the filings described in Section 3.03 above within the time periods prescribed by applicable law, a perfected security interest in all of the Collateral (to the extent perfection in the Collateral can be accomplished by such filing) and (c) subject to the obtaining of Control by the Notes Collateral Agent, a perfected security interest in all of the Collateral (to the extent perfection in the Collateral can be accomplished by Control and perfection of the Security Interest in such Collateral is required by the terms hereof or of the Indenture or any Applicable Pari Passu Agreement).  The Security Interest is and shall be prior to any other Lien on any of the Collateral, subject only to (i) with respect to the ABL Priority Collateral only, Permitted Liens securing the ABL Facility, and (ii) other Permitted Liens having priority by operation of applicable law or otherwise.

SECTION 3.05                        Absence of Other Liens.  The Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens.  Other than the filings or agreements contemplated by this Agreement and relating to the ABL Priority Collateral, the Grantors have not (a) filed or consented to the filing of (i) any Financing Statement or analogous document under the UCC or any other applicable law covering any Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, or (b) entered into any agreement in which any Grantor grants Control over any Collateral, which Financing Statement, control agreement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens and, in the case of clause (a), dispositions that do not constitute “Asset Sales,” Asset Sales permitted pursuant to Section 1013 of the Indenture or dispositions permitted pursuant to Article Eight of the Indenture and any corresponding provisions of each Additional Pari Passu Agreement.

SECTION 3.06                        Grantors’ Names, Location, Etc.  Each Grantor’s exact legal name is set forth on Schedule I attached hereto or as otherwise set forth in a written notice given to the Notes Collateral Agent pursuant to Section 4.01(a) below.  Each Grantor was formed under the laws of the jurisdiction of its formation as set forth on Schedule I attached hereto or as otherwise set forth in a written notice given to the Notes Collateral Agent pursuant to Section 4.01(a) below.  Each Grantor’s chief executive office, principal place of business, and the place where each Grantor maintains records concerning the Collateral as of the Issue Date are set forth on Schedule I attached hereto or as otherwise set forth in a written notice given to the Notes Collateral Agent pursuant to Section 4.01(a) below.

SECTION 3.07                        Intellectual Property.  Each Grantor represents and warrants that to its knowledge:  (i) Exhibit A is a true, correct and complete list of all United States Copyright registrations and applications for the registration of Copyrights owned by such Grantor as of the date hereof; (ii) Exhibit B is a true, correct and complete list of all United States Patents and Patent applications owned by such Grantor as of the date hereof; (iii) Exhibit C is a true, correct and complete list of all United States Trademark registrations and applications owned by such Grantor as of the date hereof; and (iv) Exhibit D is a true, correct and complete list of all exclusive Licenses (other than Licenses relating to commercially available, off-the-shelf software) to which such Grantor is a party as of the date hereof, and except as set forth in Exhibit D, none of the Intellectual Property owned by such Grantor is the subject of any material licensing or franchise agreement pursuant to which such grantor is the licensor or franchisor.  In the event any party discovers that any item that should have been part of either Exhibit A, B, C or D was omitted, the omitted item shall be deemed part of the corresponding Exhibit and the Notes Collateral Agent shall have the right to amend the Exhibit.

SECTION 3.08                        Commercial Tort Claims.  Schedule II (as supplemented from time to time by the Grantors in a supplement delivered pursuant to this Section) sets forth, as of the Issue Date and as of each date by which this Section requires any supplement to be delivered by the Grantors, all Commercial Tort Claims of each Grantor with a reasonably expected value in excess of $1,000,000 for such Commercial Tort Claim.  Each Grantor shall supplement Schedule II within forty-five (45) days after the end of each fiscal quarter of the Company if such Grantor has acquired any Commercial Tort Claim with a reasonably expected value in excess of $1,000,000 during such fiscal quarter and such Grantor shall grant to the Notes Collateral Agent in writing a security interest in such Commercial Tort Claims and in the Proceeds thereof.

SECTION 3.09                        Deposit Accounts.  All of such Grantor’s Deposit Accounts on the date hereof are listed on Schedule III.

SECTION 3.10                        Pledged Collateral.  Schedule IV sets forth a complete and accurate list of all Pledged Collateral owned by such Grantor.  Such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Schedule IV as being owned by it, free and clear of any Liens, except for Permitted Liens.  Such Grantor further represents and warrants that (a) all Pledged Collateral owned by it constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, and is fully paid and non-assessable; (b) with respect to any certificates delivered to the Notes Collateral Agent (or the ABL Agent as bailee pursuant to the Intercreditor Agreement) representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has taken steps to perfect the Notes Collateral Agent’s security interest therein as a General Intangible through the filing of a Financing Statement; (c) the Grantor (i) has the power and authority to pledge the Pledged Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens and the Lien created by this Agreement or the other Security Documents), however arising, of all Persons whomsoever; (d) by virtue of the execution and delivery by the Grantor of this Agreement, and the delivery by the Grantor to the Notes Collateral Agent (or the ABL Agent as bailee of the Notes Collateral Agent pursuant to the Intercreditor Agreement), for the benefit of the Secured Parties, of the stock certificates or other certificates or documents representing or evidencing such Pledged Collateral accompanied by stock powers or endorsements, as applicable, executed in blank in accordance with the terms of this Agreement, the Notes Collateral Agent will obtain a valid and perfected Lien upon, and security interest in, the Pledged Collateral as security for the payment and performance of the Secured Obligations; (e) all information set forth herein relating to the Pledged Collateral is accurate and complete in all material respects as of the date hereof; and (f) none of the Pledged Securities constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve System.

In addition, (x) none of the Pledged Collateral owned by such Grantor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject and (y) no consent, approval, authorization or other action by, and no giving of notice or filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Agreement or for the execution, delivery and performance of this Agreement by such Grantor, or for the exercise by the Notes Collateral Agent of the voting or other rights provided for in this

Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

Except as set forth in Schedule IV, such Grantor owns 100% of the issued and outstanding Equity Interests which constitute Pledged Collateral owned by it (except as otherwise provided in the definition of Excluded Assets).

ARTICLE 4

Covenants

SECTION 4.01                        Change of Name; Location of Collateral; Records; Place of Business.

(a)                                 Each Grantor will furnish to the Notes Collateral Agent and the Trustee prompt written notice of any change in:  (i) such Grantor’s name; (ii) the location of such Grantor’s chief executive office or its principal place of business; (iii) such Grantor’s type of legal entity or jurisdiction of incorporation or formation; or (iv) such Grantor’s Federal Taxpayer Identification Number or organizational identification number, if any, assigned to it by its jurisdiction of organization.  Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations have been made under the UCC that are required in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral (subject only to (i) with respect to the ABL Priority Collateral only, Permitted Liens securing the ABL Facility, and (ii) other Permitted Liens having priority by operation of applicable law) to the extent such security interest may be perfected by the filing of a financing statement under the UCC for its own benefit and the benefit of the other Secured Parties.  The Notes Collateral Agent shall have no duty to inquire about any of the changes described in this clause (a), the parties acknowledging and agreeing that each Grantor is solely responsible to take all action described in the immediately preceding sentence.

(b)                                 Each Grantor agrees (i) to maintain, at its own cost and expense, records with respect to the Collateral owned by it which are complete and accurate in all material respects and which are consistent with its current practices or in accordance with such prudent and standard practices used in industries that are the same as, or similar to, those in which such Grantor is engaged, but in any event to include accounting records which are complete in all material respects indicating all payments and proceeds received with respect to any part of the Collateral, and (ii) at such time or times as the Notes Collateral Agent may reasonably request, promptly to prepare and deliver to the Notes Collateral Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Notes Collateral Agent showing the identity, amount and location of any and all Collateral.

SECTION 4.02                        Protection of Security.  Each Grantor shall, at its own cost and expense, take any and all actions reasonably necessary to defend title to the Collateral against all Persons and to defend the Security Interest and Liens of the Notes Collateral Agent in the Collateral and the priority thereof against any Lien (other than Permitted Liens).

SECTION 4.03                        Protection of Intellectual Property by Grantors.  Except as set forth below in this Section 4.03, each of the Grantors shall use commercially reasonable efforts to undertake the following with respect to each material item of Intellectual Property used or useful to the conduct of the business of such Grantor:

(a)                                 Pay all renewal fees and other fees and costs associated with maintaining and prosecuting issuances, registrations and applications relating to such Intellectual Property and take all other customary and reasonably necessary steps to maintain each registration of such Intellectual Property.

(b)                                 Take all actions reasonably necessary to prevent any of such Intellectual Property from becoming forfeited, abandoned, dedicated to the public (other than at the expiration of any non-renewable statutory term), or invalidated.

(c)                                  At the Grantors’ sole cost and expense, pursue the registration of each application and registration in such Intellectual Property that is the subject of the security interest created herein and not abandon any such application or registration.

(d)                                 At the Grantors’ sole cost and expense take any and all action that the Grantors reasonably deem appropriate under the circumstances to protect such Intellectual Property from infringement, misappropriation or dilution, including, without limitation, the prosecution and defense of infringement actions.

Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, and no Material Adverse Effect would result therefrom, no Grantor shall have any obligation to take any of the actions described in Sections 4.03 (a), (b), (c) and (d) above with respect to any Intellectual Property (i) that relates solely to any of the Grantor’s products or services that have been discontinued, abandoned or terminated, so long as such Grantor has no intention of using such Intellectual Property in the future, or (ii) that has been replaced with Intellectual Property substantially similar to the Intellectual Property that may be abandoned or otherwise become invalid, so long as the failure to take such actions with respect to such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such replacement Intellectual Property is subject to the security interest created by this Agreement, or (iii) that otherwise is no longer used in or useful to the business of any Grantor, so long as such Grantor has no intention of using it in the future.

SECTION 4.04                        Further Assurances.

(a)                                 Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further documents, Financing Statements, agreements and instruments and take all such further actions as may be reasonably necessary or required or as the Notes Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and Liens of the Notes Collateral Agent in the Collateral and the rights and remedies created by the Security Documents or the validity or priority of such Security Interest and Liens, including the payment of any fees and taxes required in connection with the execution and delivery of the Security Documents, the granting of the Security Interest and Liens of the Notes Collateral Agent in the Collateral and the filing of any Financing Statements or other documents in connection herewith or therewith.  Without limiting the foregoing, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further documents, Financing Statements, agreements and instruments, including the filing with the PTO or the Copyright Office of short form security agreements substantially in the form of such agreements executed and delivered on the Issue Date to the extent, and within the time periods, required by Section 4.11, and take all such further actions as may be necessary or required or as the Notes Collateral Agent may reasonably request to perfect the Notes Collateral Agent’s Security Interest and Liens in all Collateral (including causing the Notes Collateral Agent to have Control of any such Collateral to the extent required under the Security Documents, the Indenture or any Additional Pari Passu Agreement and to the extent perfection in such Collateral can be accomplished by Control).

(b)                                 Notwithstanding the foregoing or anything to the contrary in this Agreement, the Grantors shall not be required under this Section 4.04 or otherwise under this Agreement, subject in all respects to Section 2.01(b), (A) to perfect the Security Interests and/or Liens granted by the Security Documents by any means other than by (1) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar filing office) of the jurisdiction of incorporation or formation of such Grantor, (2) filings in the applicable real estate records with respect to each Material Real Property and any fixtures relating thereto, (3) filings in United States government offices with respect to registered and applied for United States IP Collateral of any Grantor, (4) delivery to the Notes Collateral Agent to be held in its possession of all Collateral consisting of certificated securities, Chattel Paper, promissory notes or Instruments as required elsewhere herein, (5) the use of commercially reasonable efforts to obtain Deposit Account Control Agreements and securities account control agreements other than with respect to Excluded Deposit Accounts, (B) to perfect the Security Interest granted hereunder in Letter-of-Credit Rights other than pursuant to the filings referred to in Section 3.03 and (C) to complete any filings or other action with respect to the perfection of the security interests, including of any Intellectual Property, created hereby in any jurisdiction outside of the United States or any State thereof.

SECTION 4.05                        Taxes; Encumbrances.  At its option and upon reasonable prior notice to the Grantors (which notice shall not be required at any time that an Event of Default shall have occurred and be continuing) the Notes Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral (other than Permitted Liens), and may take any other action which the Notes Collateral Agent may reasonably deem necessary or desirable to repair, maintain or preserve any of the Collateral to the extent any Grantor fails to do so as required by the Indenture, any Additional Pari Passu Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Notes Collateral Agent for any payment made or any expense incurred by the Notes Collateral Agent pursuant to the foregoing authorization within thirty (30) days after receipt of an invoice therefor setting forth such expenses; provided, however, that the Notes Collateral Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Notes Collateral Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Notes Collateral Agent had engaged in willful misconduct or acted in a grossly negligent manner; provided, further, that the making of any such payments or the taking of any such action by the Notes Collateral Agent shall not be deemed to constitute a waiver of any Event of Default arising from the Grantor’s failure to have made such payments or taken such action.  Nothing in this Section 4.05 shall be interpreted as excusing any Grantor from the performance of any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Security Documents.

SECTION 4.06                        [Reserved]

SECTION 4.07                        Continuing Obligations of the Grantors.  Each Grantor shall remain liable to observe and perform in all material respects all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Notes Collateral Agent and the Secured Parties from and against any and all liability for such performance.

SECTION 4.08                        [Reserved]

SECTION 4.09                        Insurance.  Each Grantor hereby irrevocably makes, constitutes and appoints the Notes Collateral Agent (and all officers, employees or agents designated by the Notes Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact), exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of Collateral or any other Collateral (as defined in the Indenture) under any Security Document under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or under the Indenture or any other Security Document or to pay any premium in whole or part relating thereto, the Notes Collateral Agent may, but is under no obligation to, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Notes Collateral Agent may reasonably deem advisable.  All sums disbursed by the Notes Collateral Agent in connection with this Section 4.09, including reasonable attorneys’ fees, court costs, out-of-pocket expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Notes Collateral Agent and shall be additional Secured Obligations secured hereby.  The Grantors shall use commercially reasonable efforts to have the Notes Collateral Agent named as an additional insured or loss payee, as applicable, under insurance policies maintained by Grantors.  Unless an Event of Default has occurred and is continuing, the Grantors shall be entitled to receive, retain and use the proceeds of any claims paid under any policies of insurance.

SECTION 4.10                        Intellectual Property.  (a) Each Grantor shall give the Notes Collateral Agent written notice (with reasonable detail), within thirty (30) days after the last day of each fiscal quarter of the Issuer of the occurrence of any of the following since the Issue Date or, after the date of the first notice delivered pursuant to this Section 4.10, since the date of the most recent notice delivered pursuant to this Section 4.10:

(i)                                     Such Grantor’s filing applications for registrations of, being issued a registration in or receiving an issuance of any U.S. Copyright, Patent or Trademark, or otherwise acquiring ownership of any registered or applied for U.S. Copyright, Patent or Trademark (other than the acquisition by such Grantor of the right to sell products containing the trademarks of others in the ordinary course of such Grantor’s business); or

(ii)                                  The filing and acceptance of a statement of use or an amendment to allege use in connection with any of such Grantor’s intent-to-use Trademark applications.

(b)                                 The provisions of this Agreement shall automatically apply to any such additional property or rights described in subsection (a) of this Section 4.10, all of which shall be deemed to be and treated as “Intellectual Property” as applicable, within the meaning of this Agreement.

(c)                                  Each of the Grantors shall execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as may be reasonably necessary or required or as the Notes Collateral Agent may reasonably request including but not limited to notices of security interests substantially in the form of Exhibit E (Notice of Security Interest in Trademarks and Patents) or Exhibit F (Notice of Security Interest in Copyrights), as applicable, attached hereto, to evidence the Notes Collateral Agent’s security interest in any Intellectual Property in the United States, including with respect to any Intellectual Property described in subsection (a) of this Section 4.10 at the time of delivery of the notice specified in subsection (a) of this Section 4.10, (including, without limitation, filings with the PTO, the Copyright Office or any similar government office, as applicable), and each of the Grantors hereby appoints the Notes Collateral Agent as its attorney-in-fact for the sole purpose of executing and filing all such writings for the foregoing purposes, all such acts of such attorney being hereby ratified and confirmed; provided, however, the Notes Collateral Agent’s taking of such action shall not be a condition to the creation or perfection of the security interest created hereby.

SECTION 4.11                        [Reserved.]

SECTION 4.12                        Legend.  Subject to the Intercreditor Agreement, to the extent that the ABL Agent is requesting similar legends, upon the occurrence and during the continuance of an Event of Default, each Grantor shall legend its Accounts and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that the Notes Collateral Agent has a security interest therein.

SECTION 4.13                        Deposit Account Control Agreements.  Each Grantor will use its commercially reasonable efforts to provide to the Notes Collateral Agent a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account (other than an Excluded Deposit Account) of such Grantor within 90 days of the date hereof with respect to any Deposit Account maintained on the date hereof, and with respect to any Deposit Account established after the date hereof, at the time such Deposit Account is established or acquired.  Notwithstanding the foregoing, so long as the ABL Facility is outstanding, the requirements of this Section 4.13 do not need to be satisfied with respect to any Deposit Account that constitute ABL Priority Collateral if the ABL Agent has agreed not to perfect its lien by control in such Deposit Account, Securities Account or letter-of-credit rights.

SECTION 4.14                        Instruments and Chattel Paper.  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by Chattel Paper, any promissory note or other Instrument (excluding checks) with an individual face value in excess of $2,500,000 (or with respect to all such Chattel Paper, promissory notes or other Instruments, an aggregate face value in excess of $7,500,000), such Chattel Paper, note or Instrument shall be promptly (and in any event within 30 days after the acquisition by the Grantor thereof) pledged and delivered to the Notes Collateral Agent (or, prior to the Discharge of the ABL Obligations, the ABL Agent as bailee of the Notes Collateral Agent pursuant to the Intercreditor Agreement), duly endorsed.

SECTION 4.15                        Pledged Collateral.  On or before 90 days after the Issue Date, each Pledgor shall deliver or cause to be delivered to the Notes Collateral Agent (or the ABL Agent as bailee of the Notes Collateral Agent pursuant to the Intercreditor Agreement), for the benefit of the Secured Parties, any and all Securities and any and all Investment Property representing the Pledged Collateral (accompanied by stock powers or endorsements, as applicable, executed in blank).  After the Issue Date, promptly upon any Pledgor’s acquiring any Securities representing such Pledged Collateral, such Pledgor shall promptly (and in any event within 30 days after the acquisition by the Grantor thereof) deliver or cause to be delivered such Pledged Collateral to the Notes Collateral Agent (or the ABL Agent as bailee of the Notes Collateral Agent pursuant to the Intercreditor Agreement).

SECTION 4.16                        Registration of Pledged Collateral; Voting; Dividends.

(a)                                 Registration of Pledged Collateral.  If an Event of Default shall occur and be continuing and the Notes Collateral Agent has given notice of its intent to exercise such rights to the relevant Grantor or Grantors, at the option of the Notes Collateral Agent, such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Notes Collateral Agent or its nominee at any time, subject to the provisions of the Intercreditor Agreement.

(b)                                 Exercise of Rights in Pledged Collateral.  (i) Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Security Agreement, the Indenture or any other Security Document.

(ii)                                  Each Grantor will permit the Notes Collateral Agent or its nominee at any time during the existence of an Event of Default, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof, subject to the provisions of the Intercreditor Agreement.

(iii)                               Subject to clause (iv) below, such Grantor shall be entitled to collect and receive for its own use all dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Indenture or the Intercreditor Agreement.

(iv)                              Upon the occurrence and during the continuance of an Event of Default, if the Notes Collateral Agent has given notice to the relevant Grantor that such Grantor’s right to receive distributions in respect of any Pledged Collateral is terminated, any distributions in respect of any Pledged Collateral owned by such Grantor, whenever paid or made, shall be delivered to the Notes Collateral Agent (or the ABL Agent as bailee of the Notes Collateral Agent pursuant to the Intercreditor Agreement) to hold as Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Notes Collateral Agent, be segregated from the other property or funds of such Grantor, and be forthwith delivered to the Notes Collateral Agent (or the ABL Agent as bailee of the Notes Collateral Agent pursuant to the Intercreditor Agreement) as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 4.17                        Material Real Property.  The Grantors shall execute and deliver within 90 days after the date of this Agreement (or as soon thereafter as is reasonably practicable) the documents of the type described under Annex A hereto with respect each Material Real Property identified on Annex B hereto, as shall be reasonably necessary or appropriate to vest in the Notes Collateral Agent a security interest in and Lien on (subject to Permitted Liens) such Material Real Property with the priority required by the Intercreditor Agreement (and to evidence and confirm same).

SECTION 4.18                        Additional Material Real Property.  Promptly following the acquisition by any Grantor of any Material Real Property after the Issue Date (but subject to the limitations, if applicable, described under Article Fourteen of the Indenture), the Grantors shall execute and deliver within 90 days after the acquisition thereof (or as soon thereafter as is reasonably practicable) the documents of the type described under Annex A hereto with respect to such Material Real Property, as shall be reasonably necessary or appropriate to vest in the Notes Collateral Agent a security interest in and Lien on (subject to Permitted Liens) such Material Real Property with the priority required by the Intercreditor Agreement (and to evidence and confirm same) and to have such Material Real Property added to the Collateral (as defined in the Indenture), and thereupon all provisions of the Indenture relating to the Collateral (as defined in the Indenture) shall be deemed to relate to such Material Real Property to the same extent and with the same force and effect.  For the avoidance of doubt, the Office Campus (and any related real property also subject to the deed of trust Lien in favor of Union Bank, N.A. granted pursuant to the Loan Agreement dated as of July 19, 2012 between Sanmina-SCI Corporation and Union Bank, N.A.) and the “held for sale” properties located at either location in Derry, New Hampshire and the single location in Garland, Texas (to the extent each has a fair market value, as reasonably determined by the Grantors, equal to or greater than $5.0 million) will each be considered additional Material Real Property to be encumbered pursuant to this Section 4.17 if and when such property ceases to be an Excluded Asset.

ARTICLE 5

SECTION 5.01                        Power of Attorney.  Each Grantor irrevocably makes, constitutes and appoints the Notes Collateral Agent (and all officers, employees or agents designated by the Notes Collateral Agent) as such Grantor’s true and lawful agent and attorney-in-fact, and in such capacity the Notes Collateral Agent shall have the right, with power of substitution for each Grantor and in each Grantor’s name or otherwise, for the use and benefit of the Notes Collateral Agent and the other Secured Parties, (a) at any time, whether or not an Event of Default has occurred, to take actions required to be taken by the Grantors under Section 2.01 of this Agreement, and (b) after the occurrence and during the continuance of an Event of Default or as otherwise permitted under any Additional Pari Passu Agreement, (i) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (ii) to sign the name of any Grantor on any invoices, schedules of Collateral, freight or express receipts, or bills of lading storage receipts, warehouse receipts or other documents of title relating to any of the Collateral;  (iii) to sign the name of any Grantor on any notice to such Grantor’s Account Debtors; (iv) to sign the name of any Grantor on any proof of claim in bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts; (v) to sign change of address forms to change the address to which each Grantor’s mail is to be sent to such address as the Notes Collateral Agent shall designate; (vi) to receive and open each Grantor’s mail, remove any Proceeds of Collateral therefrom and turn over the balance of such mail either to the Issuer or to any trustee in bankruptcy or receiver of a Grantor, or other legal representative of a Grantor whom the Notes Collateral Agent may reasonably determine to be the appropriate person to whom to so turn over such mail; (vii) to commence and prosecute any and all suits, actions or proceedings at law or in equity (including any action for past, present, and future infringement of any IP Collateral) in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (viii) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (ix) to take all such action as may be reasonably necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which any Grantor is a beneficiary; (x) to repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of any Grantor; (xi) to use, license, assign or transfer or otherwise dispose of any or all General Intangibles of any Grantor, subject to those restrictions to which such Grantor is subject under applicable law and by contract, and any person may conclusively rely upon an affidavit of a Responsible Officer of the Notes Collateral Agent that an Event of Default has occurred and that the Notes Collateral Agent is authorized to exercise such rights and remedies; (xii) to supplement and amend from time to time Exhibits A, B and C of this Agreement to include any newly developed, applied for, registered, or acquired Intellectual Property of such Grantor and any intent-to-use Trademark applications for which a statement of use or an amendment to allege use has been filed and accepted by the PTO; and (xiii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things as may be reasonably necessary to carry out the purposes of this Agreement, as fully and completely as though the Notes Collateral Agent was the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Notes Collateral Agent or any other Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Notes Collateral Agent or any other Secured Party, or to present or file any claim or notice.  It is understood and agreed that the appointment of the Notes Collateral Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above is coupled with an interest and is irrevocable. The appointment of the Notes Collateral Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above shall terminate upon the Discharge of Notes Obligations.

SECTION 5.02                        Pledged Collateral.  Each Grantor hereby irrevocably constitutes and appoints the Notes Collateral Agent as its proxy and attorney-in-fact, upon the occurrence and during the continuance of an Event of Default, with respect to its Pledged Collateral, including the right to vote any of the Pledged Collateral, with full power of substitution to do so.  In addition to the right to vote any of the Pledged Collateral, the appointment of the Notes Collateral Agent as proxy and attorney-in-fact shall include the right, upon the occurrence and during the continuance of an Event of Default, to exercise all other rights, powers, privileges and remedies to which a holder of any of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings).  Such proxy and attorney-in-fact shall be effective, automatically and without the necessity of any action (including any transfer of any of the Pledged Collateral on the record books of the issuer thereof) by any Person (including the issuer of the Pledged Collateral or any officer or agent thereof), upon the occurrence and continuance of an Event of Default.

SECTION 5.03                        No Obligation to Act.  The Notes Collateral Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 5.01, but if the Notes Collateral Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Grantor for any act or omission to act except for any act or omission to act as to which there is a final determination not subject to appeal made in a judicial proceeding by a court of competent jurisdiction (in which proceeding the Notes Collateral Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act constitutes gross negligence or willful misconduct.  The provisions of Section 5.01 shall in no event relieve any Grantor of any of its obligations hereunder or under any other Security Document with respect to the Collateral or any part thereof or impose any obligation on the Notes Collateral Agent or any other Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Notes Collateral Agent or any other Secured Party of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any other Security Document, by applicable law or otherwise.

SECTION 5.04                        Limitation on Duty of Notes Collateral Agent in Respect of Collateral.

(a)                                 Beyond the exercise of reasonable care in the custody thereof, the Notes Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Notes Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(b)                                 The Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Notes Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

ARTICLE 6

Remedies

SECTION 6.01                        Remedies upon Default.  Subject to the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC or other applicable law.  The rights and remedies of the Notes Collateral Agent after the occurrence and during the continuation of an Event of Default shall include, without limitation, the right to take any or all of the following actions at the same or different times, in each case, subject to the Intercreditor Agreement:

(a)                                 With respect to any Collateral consisting of Accounts, General Intangibles (including Payment Intangibles), Instruments, Chattel Paper, Documents, and Investment Property, the Notes Collateral Agent may collect the Collateral with or without the taking of possession of any of the Collateral.

(b)                                 With respect to any Collateral consisting of Accounts, the Notes Collateral Agent may:  (i) demand, collect and receive any amounts relating thereto, as the Notes Collateral Agent may determine; (ii) commence and prosecute any actions in any court for the purposes of collecting any such Accounts and enforcing any other rights in respect thereof; (iii) defend, settle or compromise any action brought and, in connection therewith, give such discharges or releases as the Notes Collateral Agent may reasonably deem appropriate; (iv) without limiting the Notes Collateral Agent’s rights set forth in Section 5.01 hereof, receive, open and dispose of mail addressed to any Grantor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to such Accounts or securing or relating to such Accounts, on behalf of and in the name of such Grantor; and (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Accounts or the goods or services which have given rise thereto, as fully and completely as though the Notes Collateral Agent was the absolute owner thereof for all purposes.

(c)                                  With respect to any Collateral consisting of Pledged Collateral, the Notes Collateral Agent may (i) exercise all rights of any Grantor with respect thereto, including without limitation, the right to exercise all voting and corporate rights at any meeting of the shareholders of the issuer of any Pledged Collateral and to exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any Pledged Collateral as if the Notes Collateral Agent was the absolute owner thereof, including the right to exchange, at its discretion, any and all of any Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Issuer thereof, all without liability; (ii) transfer such Collateral at any time to itself, or to its nominee, and receive the income thereon and hold the same as Collateral hereunder or apply it to the Secured Obligations; and (iii) demand, sue for, collect or make any compromise or settlement it deems desirable.  The Grantors recognize that (a) the Notes Collateral Agent may be unable to effect a public sale of all or a part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. § 77 (as amended and in effect, the “Securities Act”), or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof, (b) that private sales so made may be at prices and upon other terms less favorable to the seller than if the Pledged Collateral were sold at public sales, (c) that neither the Notes Collateral Agent nor any other Secured Party has any obligation to delay sale of any of the Pledged Collateral for the period of time necessary to permit the Pledged Collateral to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.  Notwithstanding anything herein to the contrary, no Grantor shall be required to register, or cause the registration of, any Pledged Collateral under the Securities Act or any Blue Sky Laws.

(d)                                 With respect to any Collateral consisting of Inventory, Goods, and Equipment, the Notes Collateral Agent may conduct one or more going out of business sales, in the Notes Collateral Agent’s own right or by one or more agents and contractors.  Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor.  The Notes Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Notes Collateral Agent or such agent or contractor).  Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Notes Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein.  Each purchaser at any such going out of business sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.

(e)                                  With or without legal process and with or without prior notice or demand for performance, the Notes Collateral Agent may peaceably enter upon, occupy, and use any premises owned or occupied by each Grantor, and may exclude the Grantors from such premises or portion thereof as may have been so entered upon, occupied, or used by the Notes Collateral Agent to the extent the Notes Collateral Agent deems such exclusion reasonably necessary to preserve and protect the Collateral.  The Notes Collateral Agent shall not be required to remove any of the Collateral from any such premises upon the Notes Collateral Agent’s taking possession thereof, and may render any Collateral unusable to the Grantors.  In no event shall the Notes Collateral Agent be liable to any Grantor for use or occupancy by the Notes Collateral Agent of any premises pursuant to this Section 6.01, nor for any charge (such as wages for the Grantors’

employees and utilities) incurred in connection with the Notes Collateral Agent’s exercise of the Notes Collateral Agent’s Rights and Remedies (as defined herein) hereunder.

(f)                                   The Notes Collateral Agent may require any Grantor to assemble the Collateral and make it available to the Notes Collateral Agent at the Grantor’s sole risk and expense at a place or places which are reasonably convenient to both the Notes Collateral Agent and such Grantor.

(g)                                  Each Grantor agrees that the Notes Collateral Agent shall have the right, subject to applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale, for cash, upon credit or for future delivery as the Notes Collateral Agent shall deem appropriate.  Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.

(h)                                 Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Notes Collateral Agent shall provide the Grantors such notice as may be practicable under the circumstances), the Notes Collateral Agent shall give the Grantors at least ten (10) days’ prior written notice, by authenticated record, of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made.  Each Grantor agrees that such written notice shall satisfy all requirements for notice to that Grantor which are imposed under the UCC or other applicable law with respect to the exercise of the Notes Collateral Agent’s Rights and Remedies upon default.  The Notes Collateral Agent shall not be obligated to make any sale or other disposition of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale or other disposition of such Collateral shall have been given.  The Notes Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(i)                                     Any public sale shall be held at such time or times within ordinary business hours and at such place or places as the Notes Collateral Agent may fix and state in the notice of such sale.  At any sale or other disposition, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Notes Collateral Agent may (in its sole and absolute discretion) determine.  If any of the Collateral is sold, leased, or otherwise disposed of by the Notes Collateral Agent on credit, the Secured Obligations shall not be deemed to have been reduced as a result thereof unless and until payment in full is received thereon by the Notes Collateral Agent.

(j)                                    At any public or private sale made pursuant to this Section 6.01, the Notes Collateral Agent or any other Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor, the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Notes Collateral Agent or such other Secured Party from any Grantor on account of the Secured Obligations as a credit against the purchase price, and the Notes Collateral Agent or such other Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.

(k)                                 For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof.  The Notes Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Notes Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. Any such sale will be deemed to have been made at a commercially reasonable price.

(l)                                     As an alternative to exercising the power of sale herein conferred upon it, the Notes Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(m)                             To the extent permitted by applicable law, each Grantor hereby waives all rights of redemption, stay, valuation and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(n)                                 Give notice of sole control or any other instruction under any Deposit Account Control Agreement or any other control agreement with any securities intermediary and take any action therein with respect to such Collateral.

With respect to exercise of right and remedies hereunder, including any enforcement matters, the Holders of Notes and the holders of Pari Passu Lien Obligations shall vote together as a single class and the Notes Collateral Agent will be permitted to exercise such enforcement actions upon the occurrence and during the continuance of an Event of Default only at the direction of the Trustee and, if applicable, Additional Pari Passu Agents on behalf of holders of a majority of the outstanding principal amount of the Secured Obligations then outstanding voting as a single class; provided that if the Notes Collateral Agent has asked the holders of Secured Obligations for instruction and the applicable holders have not yet responded to such request, the Notes Collateral Agent will be authorized to take, but will not be required to take, and will in no event have any liability for taking, any delay in taking or the failure to take, such actions with regard to a default or event of default which the Notes Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the holders of the Secured Obligations and to preserve the value of the Collateral; provided that once instructions from the applicable holders of the Secured Obligations have been received by the Notes Collateral Agent, the actions of the Notes Collateral Agent will be governed thereby and the Notes Collateral Agent will not take any further action which would be contrary thereto unless such action is contrary to the terms of the Indenture, the Security Documents or applicable law or causes the Notes Collateral Agent to expend its own funds or exposes the Notes Collateral Agent to liability.

SECTION 6.02                        Application of Proceeds.

(a)                                 Subject to the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent shall apply the proceeds of any collection or sale of the Collateral (which term shall have the meaning given to in the Indenture for purposes of this Section 6.02), as well as any Collateral consisting of cash, or any Collateral granted under any other of the Security Documents, in the following order of priority:

(i)                  first, to amounts owing to the Notes Collateral Agent in its capacity as such in accordance with the terms of the Indenture, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture and to amounts owing to any Additional Pari Passu Agent in its capacity as such in accordance with the terms of such Additional Pari Passu Agreement;

(ii)               second, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective principal amounts of the Secured Obligations) owed to them on the date of any such distribution; and

(iii)            third, to the Issuer.

(b)                                 If, despite the provisions of this Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Secured Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 6.02.

(c)                                  In making the determinations and allocations required by this Section 6.02, the Notes Collateral Agent may conclusively rely upon information supplied by the Trustee or Additional Pari Passu Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations, and the Notes Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied.  All distributions made by the Notes Collateral Agent pursuant to this Section 6.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Notes Collateral Agent shall have no duty to inquire as to the application by any Additional Pari Passu Agent of any amounts distributed to it.

(d)                                 The Notes Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement, the Indenture and each other Additional Pari Passu Agreement then in effect.  Upon any sale or other disposition of the Collateral by the Notes Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Notes Collateral Agent or of the officer making the sale or other disposition shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold or otherwise disposed of and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Notes Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(e)                                  Notwithstanding the foregoing and the pari passu nature of all the Secured Obligations under the Senior Secured Notes and the Additional Notes, on the one hand, and the other Pari Passu Lien Obligations, on the other hand, in the event of any determination by a court of competent jurisdiction that (i) any of such other Pari Passu Lien Obligations are unenforceable under applicable law or are subordinated to any other obligations, (ii) any of such other Pari Passu Lien Obligations do not have an enforceable security interest in any of the Collateral (as such term is defined in the Indenture) and/or (iii) any intervening security interest exists securing any other obligations (other than obligations under the Senior Secured Notes, the Additional Notes or other series of Pari Passu Lien Obligations) on a basis ranking prior to the security interest of such other Pari Passu Lien Obligations but junior to the security interest of the obligations under the Senior Secured Notes and the Additional Notes (any such condition referred to in the foregoing clauses (i), (ii) or (iii) with respect to any such Pari Passu Lien Obligations, an “Impairment” of such other Pari Passu Lien Obligations), the results of such Impairment shall be borne solely by the holders of such other Pari Passu Lien Obligations, and the rights of the holders of such other Pari Passu Lien Obligations (including, without limitation, the right to receive distributions in respect of such other Pari Passu Lien Obligations) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of such other Pari Passu Lien Obligations subject to such Impairment. Notwithstanding the foregoing, with respect to any Collateral (as such term is defined in the Indenture) for which a third party (other than a holder of Pari Passu Lien Obligations) has a lien or security interest that is junior in priority to the security interest of the holders of the Senior Secured Notes and the Additional Notes but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of the holder of any other Pari Passu Lien Obligations (such third party, an “Intervening Creditor”), the value of any Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or proceeds to be distributed in respect of the Pari Passu Lien Obligations with respect to which such Impairment exists.

ARTICLE 7

Perfection of Security Interest

SECTION 7.01                        Perfection by Filing.  This Agreement constitutes an authenticated record, and each Grantor hereby authorizes the Notes Collateral Agent, pursuant to the provisions of Section 2.01, although it has no duty under this Agreement to do so, to file or cause to be filed one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral, in such filing offices as the Notes Collateral Agent shall reasonably deem necessary, and the Grantors shall pay the Notes Collateral Agent’s reasonable costs and out-of-pocket expenses incurred in connection therewith; provided that notwithstanding the foregoing, the Grantors agree that they shall be obligated to make any and all filings of one or more Financing Statements or continuation statements, and amendments thereto, relative to all or any part of the Collateral, that are necessary or otherwise required to perfect the Security Interest of the Notes Collateral Agent.

SECTION 7.02                        Other Perfection, Etc.  The Grantors shall, subject to Section 4.04(b), at any time and from time to time take such steps as the Notes Collateral Agent may reasonably request or that are necessary or required to insure the continued perfection of the Notes Collateral Agent’s security interest in any of the Collateral with the priority described in Section 3.04 and of the preservation of its rights therein.

SECTION 7.03                        Intellectual Property.  A notice of security interest, substantially in the form of Exhibit E and Exhibit F, as applicable, attached hereto, will be executed and delivered by the Grantors to the Notes Collateral Agent contemporaneously with the execution and delivery of this Agreement for the purpose of recording the grant of the security interest of the Notes Collateral Agent in the IP Collateral with the PTO or the Copyright Office, as applicable.

SECTION 7.04                        Savings Clause.  Nothing contained in this Article 7 shall be construed to narrow the scope of the Notes Collateral Agent’s Security Interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the Notes Collateral Agent’s Rights and Remedies hereunder except (and then only to the extent) as mandated by the UCC.

ARTICLE 8

Miscellaneous

SECTION 8.01                        Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 105 of the Indenture and all notices to any Additional Pari Passu Agent shall be given to it at the address set forth in the Additional Pari Passu Joinder Agreement.

SECTION 8.02                        Grant of Non-Exclusive License.  Without limiting the provision of Section 6.01 hereof or any other rights of the Notes Collateral Agent as the holder of a Lien on any IP Collateral, each Grantor hereby grants to the Notes Collateral Agent a royalty free, non-exclusive, irrevocable license (subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademark and, in the case of trade secrets, to an obligation of the Notes Collateral Agent to take reasonable steps under the circumstances to keep such trade secrets confidential to avoid the risk of invalidation of such trade secrets), to use, apply, and affix any and all Intellectual Property and IP Collateral in which any Grantor now or hereafter has rights, such license to be effective upon the Notes Collateral Agent’s exercise of the Notes Collateral Agent’s Rights and Remedies hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or any sale or other disposition of Inventory.

SECTION 8.03                        Security Interest Absolute.  All rights of the Notes Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any Additional Pari Passu Agreement, any other Security Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any Additional Pari Passu Agreement, any other Security Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement (other than circumstances under which all of the commitments, if any, in respect of any Secured Obligations have expired or been terminated and (ii) all Secured Obligations (other than contingent indemnification obligations as to which no claims have been asserted) shall have been paid in full.

SECTION 8.04                        Survival of Agreement.  All covenants, agreements, representations and warranties made by the Grantors herein and in any other Security Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Security Document shall be considered to have been relied upon by the Notes Collateral Agent and the other Secured Parties and shall survive the execution and delivery of this Agreement and the other Security Documents and the issuance of the Senior Secured Notes or any other Secured Obligations, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Notes Collateral Agent or any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Indenture or any Additional Pari Passu Agreement, and shall continue in full force and effect unless terminated in accordance with Section 8.14 hereof.  The provisions of Section 8.06(b) shall survive and remain in full force and effect regardless of the repayment of the Secured Obligations or the termination of this Agreement or any provision hereof.

SECTION 8.05                        Binding Effect; Several Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party, and all covenants, promises and agreements by or on behalf of the Grantors that are contained in this Agreement shall bind and inure to the benefit of each Grantor and its respective successors and permitted assigns.  This Agreement shall be binding upon each Grantor and the Notes Collateral Agent and their respective successors and permitted assigns, and shall inure to the benefit of each Grantor, the Notes Collateral Agent and the other Secured Parties and their respective successors and permitted assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such attempted assignment or transfer shall be void) except as expressly permitted by this Agreement or the Indenture.  This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 8.06                        Notes Collateral Agent’s Fees and Expenses; Indemnification.

(a)                                 Without limiting or duplicating any of their obligations under the Indenture, any Additional Pari Passu Agreement or the other Security Documents, the Grantors jointly and severally agree to pay, in accordance with Section 607 of the Indenture and any corresponding provision in any Additional Pari Passu Agreement, all reasonable expenses incurred by the Notes Collateral Agent, its respective successors, assigns, officers, directors, employees, consultants and advisors, in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the Notes Collateral Agent’s Rights and Remedies hereunder or (iv) the failure of any Grantor to perform or observe any of the provisions hereof.

(b)                                 Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents and shall survive the termination of this Agreement.  All amounts due under this Section 8.06 shall be payable in accordance with Section 607 of the Indenture and any corresponding provision in any Additional Pari Passu Agreement.

SECTION 8.07                        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8.08                        Waivers; Amendment.

(a)                                 The rights, remedies, powers, privileges, and discretions of the Notes Collateral Agent hereunder (herein, the “Notes Collateral Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  No delay or omission by the Notes Collateral Agent in exercising or enforcing any of the Notes Collateral Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof.  No waiver by the Notes Collateral Agent of any Event of Default or of any Default under any other agreement shall operate as a waiver of any other Event of Default or other Default hereunder or under any other agreement.  No single or partial exercise of any of the Notes Collateral Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Notes Collateral Agent and any Person, at any time, shall preclude the other or further exercise of the Notes Collateral Agent’s Rights and Remedies.  No waiver by the Notes Collateral Agent of any of the Notes Collateral Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.  The Notes Collateral Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Notes Collateral Agent may determine.  The Notes Collateral Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Secured Obligations.  No waiver of any provisions of this Agreement or any other Security Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Notes Collateral Agent and the Grantor or Grantors with respect to whom such waiver, amendment or modification is to apply, subject to any consent required in accordance with Sections 901 and 902 of the Indenture and corresponding provisions of each Additional Pari Passu Agreement.

SECTION 8.09                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO INCLUDING EACH HOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER SECURITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10                        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.11                        Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, .pdf or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.12                        Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.13                        Jurisdiction; Consent to Service of Process.

(a)                                 Each of the Grantors agrees that any suit for the enforcement of this Agreement or any other Security Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein, as the Notes Collateral Agent may elect in its sole discretion, and consents to the non-exclusive jurisdiction of such courts.  Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Notes Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against a Grantor or its properties in the courts of any jurisdiction.

(b)                                 Each of the Grantors agrees that any action commenced by any Grantor asserting any claim or counterclaim arising under or in connection with this Agreement or any other Security Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein, as the Notes Collateral Agent may elect in its sole discretion, and consents to the exclusive jurisdiction of such courts with respect to any such action.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  Nothing in this Agreement or any other Security Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.14                        Termination; Release of Collateral.

(a)                                 Subject to Section 8.03 above, (a) the Liens securing the Senior Secured Notes will be released, in whole or in part, as provided in Section 1402 of the Indenture and (b) the Liens securing Pari Passu Lien Obligations of any series will be released, in whole or in part, as provided in the Additional Pari Passu Agreement governing such obligations.

(b)                                 Upon such release or any release of Collateral or any part thereof in accordance with the provisions of the Indenture and each Additional Pari Passu Agreement, the Notes Collateral Agent shall, upon payment of its charges hereunder and upon the written request and at the sole cost and expense of the Grantors, assign, transfer and deliver to the Grantors, against receipt and without recourse to or warranty by the Notes Collateral Agent, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Notes Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be; provided, however, that such Grantor shall have delivered to the Notes Collateral Agent, together with such written request for release, a form of release satisfactory to the Notes Collateral Agent for execution by the Notes Collateral Agent, an Officers’ Certificate of the Company to the effect that the transaction is in compliance with the Security Documents (on which the Notes Collateral Agent may conclusively rely) and such other supporting documentation as the Notes Collateral Agent may reasonably request.

SECTION 8.15                        Additional Grantors.  If, after the date hereof, pursuant to the terms and conditions of the Indenture and/or any Additional Pari Passu Agreement, any Grantor shall be required to cause any Subsidiary or other Person to become a party hereto, such Grantor shall cause such Person to execute and deliver to the Notes Collateral Agent a Joinder Agreement in the form of Exhibit H and such Person shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto and shall be deemed to have granted to the Notes Collateral Agent, for the benefit of the Secured Parties, the security interest described in such Joinder Agreement and Article 2 hereof.

SECTION 8.16                        Pari Passu Lien Obligations.

(a)                                 On or after the Issue Date, the Issuer may from time to time designate additional obligations as Pari Passu Lien Obligations by delivering to the Notes Collateral Agent, the Trustee and each Additional Pari Passu Agent (a) an Officer’s Certificate signed by the authorized officer of the Issuer (i) identifying the obligations so designated and the aggregate principal amount or face amount thereof, stating that such obligations are designated as “Pari Passu Lien Obligations” for purposes hereof, (ii) representing that such designation complies with the terms of the Indenture and each then extant Additional Pari Passu Agreement and (iii) specifying the name and address of the Additional Pari Passu Agent for such obligations (if other than the Trustee) and (b) except in the case of Additional Notes, a fully executed Additional Pari Passu Joinder Agreement.

(b)                                 At any time that the Issuer shall designate additional obligations as Pari Passu Lien Obligations in accordance with the provisions of Section 8.16(a) of this Agreement, the Issuer shall, and shall cause the applicable Grantors, to take the following actions as promptly as practicable and in any event within 90 days of such designation (or as soon thereafter as is reasonably practicable):

(i)                                     an amendment to each existing Mortgage or, if local counsel so advises, a new Mortgage (each a “Mortgage Amendment”) to reflect that the Mortgage, as amended by the Mortgage Amendment, secures the Secured Obligations, including, without limitation, the Pari Passu Lien Obligations, duly executed and acknowledged by the applicable Grantor, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law;

(ii)                                  opinions of counsel, covering, among other things, the due authorization execution, delivery and enforceability of the applicable Mortgage, as the same has been amended by the Mortgage Amendment;

(iii)                               a date down endorsement to each existing title policy (or, where such endorsement is not available, a new title policy), which shall insure that, as of the date of such endorsement or new title policy, the Material Real Property subject to such Mortgage is free and clear of all defects and encumbrances other than Permitted Liens;

(iv)                              evidence of payment by the Issuer of all mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendment referred to above; and

(v)                                 such affidavits, certificates, information or instruments of indemnification as shall be required to induce the title company to issue the endorsement or new title policy referred to above, and evidence of payment of all applicable title insurance premiums, search and examination charges, and related charges required for the issuance of the date down endorsements or new title policies referred to above.

SECTION 8.17                        Intercreditor Agreement.  Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Notes Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by the Notes Collateral Agent hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Collateral, are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

SECTION 8.18                        Incorporation by Reference. It is expressly understood and agreed that U,S, Bank National Association is entering into this Agreement solely in its capacity as Notes Collateral Agent as appointed pursuant to the Indenture, and shall be entitled to all of the rights, privileges, immunities and protections under the Indenture as if such rights, privileges, immunities and protections were set forth herein.

SECTION 8.19                        Authority of Agent.  The Grantors acknowledge that the rights and responsibilities of the Notes Collateral Agent under this Agreement with respect to any action taken by the Notes Collateral Agent or the exercise or non-exercise by the Notes Collateral Agent of any option, voting right, request, judgment, discretion or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Notes Collateral Agent and the other Secured Parties, be governed by the Indenture and any Additional Pari Passu Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Notes Collateral Agent and the Grantors, the Notes Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Grantors.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GRANTORS:

ISSUER:

SANMINA CORPORATION

By:	/s/ Robert K. Eulau
	Name:	Robert K. Eulau
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

HADCO CORPORATION
HADCO SANTA CLARA, INC.
SANMINA-SCI SYSTEMS HOLDINGS, INC.
SCI TECHNOLOGY, INC.

All By:	/s/ Robert K. Eulau
	Name:	Robert K. Eulau
	Title:	Chief Financial Officer

NOTES COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but soley as Notes Collateral Agent
By:	/s/ Paula M. Oswald
	Name:	Paula M. Oswald
	Title:	Vice President